October 4, 2018 Securities and Exchange Commission Washington, D.C. 20549 Commissioners: We have read Heska Corporation’s statements included under Item 4.01 of its Form 8-K filed on October 4, 2018, and we agree with such statements concerning our firm. EKS&H LLLP